                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12
                            CARRIZO OIL & GAS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       [LOGO OF CARRIZO OIL & GAS, INC.]

April 27, 2000

Dear Fellow Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held at 10:00 a.m. on Friday, May 19, 2000, at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas.

     This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     We hope you will find it convenient to attend in person. Whether or not you expect to attend, to assure representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy in the return envelope provided.

     A copy of the Company's 1999 Annual Report to Shareholders is also enclosed.

                                            Sincerely,

                                            /s/ S.P. JOHNSON IV
                                            S.P. JOHNSON IV
                                            Chief Executive Officer

                            CARRIZO OIL & GAS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 19, 2000

To The Shareholders of
Carrizo Oil & Gas, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") will be held at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, on Friday, May 19, 2000, at 10:00 a.m. for the following purposes:

          (1) to elect seven members to the Board of Directors for the ensuing year;

          (2) to approve an amendment to the Incentive Plan increasing by 500,000 the number of shares of Common Stock available for issuance under the Plan;

          (3) to approve an amendment to the Incentive Plan allowing directors to receive Options when acting as independent contractors;

          (4) to approve an amendment to the Incentive Plan confirming that the Board of Directors may grant Options to directors in replacement of prior grants of Options to directors;

          (5) to approve the issuance of twenty percent (20%) or more of the Company's Common Stock upon the exercise of certain previously issued Warrants to purchase Common Stock of the Company, which approval is necessary in order to comply with the corporate governance rules of the Nasdaq National Market;

          (6) to approve the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000; and

          (7) to transact such other business as may properly come before the meeting.

     The Company has fixed the close of business on April 21, 2000, as the record date for determining shareholders entitled to notice of, and to vote at, such meeting or any adjournment thereof.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                            By Order of the Board of Directors

                                            /s/ FRANK A. WOJTEK
                                            FRANK A. WOJTEK
                                            Secretary

April 27, 2000
14811 St. Mary's Lane, Suite 148
Houston, TX 77079

                            CARRIZO OIL & GAS, INC.
                        14811 ST. MARY'S LANE, SUITE 148
                              HOUSTON, TEXAS 77079

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), to be voted at the 2000 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas on Friday, May 19, 2000, at 10:00 a.m., and any and all adjournments thereof.

     This statement and the accompanying form of proxy are first being mailed to shareholders on or about the week of April 27, 2000. In addition to the solicitation of proxies by mail, regular officers and employees of the Company may, without additional compensation, solicit the return of proxies by mail, telephone, telegram or personal contact. The Company will pay the cost of soliciting proxies in the accompanying form. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING SECURITIES

     Shareholders of record as of April 21, 2000, the record date for determining persons entitled to notice of, and to vote at, the Annual Meeting, are entitled to vote on all matters at the Annual Meeting and at any adjournments thereof. On that date, the issued and outstanding capital stock of
the Company consisted of [          ] shares of Common Stock, par value $0.01
per share (the "Common Stock"). No other class of stock is outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. Cumulative voting is not allowed. The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.

     All duly executed proxies received prior to the Annual Meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in the proxy, the shares represented thereby will be voted by the persons named in the proxy, to the extent applicable, (1) for the election as a director of each nominee listed herein; (2) for the approval of an amendment increasing the number of shares of Common Stock available for issuance under the Company's Incentive Plan (the "Incentive Plan"); (3) for the approval of an amendment to the Incentive Plan removing the exclusion of Employee and Nonemployee Directors from the definition of "Independent Contractor"; (4) for the approval of an amendment to the Incentive Plan confirming that the Board of Directors may grant options to directors in replacement of prior grants of options to directors; (5) for the approval of the issuance of twenty percent (20%) or more of the outstanding shares of the Company's Common Stock upon the exercise of certain previously issued Warrants to purchase Common Stock of the Company by the holders thereof, which approval is necessary in order to comply with the corporate governance rules of the Nasdaq National Market; (6) for the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000; and (7) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering written notice to the Secretary of the Company or by delivering a properly executed proxy bearing a later date. A shareholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting and that vote will cancel any proxy previously given. Attendance at the Annual Meeting will not in itself, however, constitute the revocation of a proxy.

     Proxies indicating shareholder abstentions will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter and therefore will have the same effect as a vote against a matter, except in the case of director elections, which are determined by a plurality of votes cast, as to which those abstentions will have no effect. Shares represented by "broker nonvotes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will not be voted on any matter, and thus will be disregarded in the calculation of "votes cast" with respect to that matter (even though those shares may be considered as entitled to vote or be voted on other matters). Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed as election inspectors for the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The table below sets forth information concerning (i) the only persons known by the Company, based on statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of February 29, 2000, and (ii) the shares of Common Stock beneficially owned, as of February 29, 2000, by each director, the Chief Executive Officer and the three other executive officers who were serving at the end of the Company's last fiscal year and by all executive officers and directors collectively. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.

                                                               AMOUNT AND NATURE OF
                                                               BENEFICIAL OWNERSHIP
                                                         --------------------------------
                                                                                 PERCENT
                                                                                OF COMMON
                                                                                STOCK(3)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                  NUMBER OF SHARES(2)    (ROUNDED)
---------------------------------------                  -------------------    ---------
Directors and Executive Officers:
  S. P. Johnson IV.....................................         773,085(4)         5.5%
  Frank A. Wojtek......................................       1,273,721(4)         9.1%
  George Canjar........................................         138,825            1.0%
  Kendall A. Trahan....................................          83,295            *
  Steven A. Webster....................................       1,874,100(4)(5)     13.3%
  Douglas A. P. Hamilton...............................       1,078,514(4)(6)      7.6%
  Paul B. Loyd, Jr. ...................................       1,642,474(4)        11.6%
  Christopher C. Behrens...............................       5,117,244(4)(7)     31.5%
  Arnold L. Chavkin....................................       5,117,244(4)(7)     31.5%
  Executive Officers and Directors as a Group (9
     persons)..........................................      17,098,502           90.3%
  DAPHAM Partnership, L.P..............................         395,960(4)(8)      2.8%
  The Douglas A.P. Hamilton 1997 GRAT..................         200,000(9)         1.4%
  CB Capital Investors, LLC............................       5,117,244(4)(10)    31.5%
  Mellon Ventures, L.P.................................         639,655(4)(11)     4.5%

---------------

  *  Less than one percent.

 (1) Except as described in note 4 below or otherwise noted and pursuant to applicable community property laws, each shareholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer other than Messrs. Behrens and Chavkin is c/o Carrizo Oil & Gas, Inc., 14811 St. Mary's Lane, Suite 148, Houston, Texas 77079. The business address of Messrs. Behrens and Chavkin is 380 Madison Avenue, 12th Floor, New York, New York 10017.

 (2) The number of shares assumes that the offer to reprice "out of the money" options has been approved by each of the beneficial owners named in the table who holds such options and that Proposal 4 has been approved by the shareholders.

 (3) The table includes shares of Common Stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of February 29, 2000 as follows: Mr. Canjar -- 138,825, Mr. Trahan -- 83,295, Mr. Webster -- 92,006, Mr. Hamilton -- 92,006, Mr. Loyd -- 92,006, Mr.
     Behrens -- 2,208,152, Mr. Chavkin -- 2,208,152, all officers and directors as a group -- 4,914,442,

     CB Capital Investors, LLC -- 2,208,152, and Mellon Ventures,
     L.P. -- 276,019. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming that no options, warrants or convertible securities held by any other person have been exercised. The table excludes the following options that are not exercisable within 60 days of February 29, 2000 as follows: Mr. Johnson -- 100,000, Mr. Wojtek -- 50,000, Mr. Canjar -- 40,000, Mr.
     Trahan -- 38,500, Mr. Webster -- 15,000, Mr. Hamilton -- 15,000, Mr.
     Loyd -- 15,000, Mr. Behrens -- 10,000 and Mr. Chavkin -- 10,000.

 (4) Pursuant to a Shareholders Agreement dated December 15, 1999, among the Company, S.P. Johnson IV, Frank A. Wojtek, Steven A. Webster, Douglas A.P. Hamilton, Paul B. Loyd, Jr., DAPHAM Partnership, L.P., CB Capital Investors, L.P. and Mellon Ventures, L.P., certain shareholders of the Company may be deemed to have formed a group pursuant to Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Nothing herein shall constitute an affirmance that any such group exists; however, such group could be deemed to have beneficial ownership, for purposes of Sections 13(d) and 13(g) of the Exchange Act, of all equity securities of the Company beneficially owned by such parties. Such parties would, as of February 29, 2000 be deemed to beneficially own an aggregate of 12,794,753 shares (76.3%). Each party to the Shareholders Agreement listed above disclaims beneficial ownership of any common stock owned by the other parties to the Shareholders Agreement.

 (5) Shares shown include 1,725,228 shares of Common Stock owned by Mr. Webster and 56,866 shares owned by Cerrito Partners, of which Mr. Webster is one of three general partners and could be deemed to share voting and dispositive power with the other general partners. However, Mr. Webster does not admit to having such power and disclaims the beneficial ownership of the Common Stock held by Cerrito Partners. Shares shown for Mr. Webster do not include the option to purchase 100,000 shares that would be granted upon approval of Proposal 3.

 (6) Shares shown do not include (i) 395,960 shares of Common Stock beneficially owned by DAPHAM Partnership, L.P., the limited partner of which is a charitable remainder trust of which Mr. Hamilton, his wife and children are among the beneficiaries, (ii) 200,000 shares of Common Stock beneficially owned by the Douglas A.P. Hamilton 1997 GRAT, of which Mr. Hamilton is the sole beneficiary until October 2002 and (iii) 14,472 shares of Common Stock beneficially owned by certain trusts established for the benefit of Mr. Hamilton's children, and for each of which Mr. Hamilton's wife serves as trustee. Mr. Hamilton disclaims beneficial ownership of all of such shares.

 (7) Shares shown include 5,117,244 shares beneficially owned by CB Capital Investors, LLC. Mr. Behrens and Mr. Chavkin may be deemed to have beneficial ownership of such shares because they are general partners of Chase Capital Partners, which is a member and the investment manager of CB Capital Investors, LLC. Each of Mr. Behrens and Mr. Chavkin disclaim beneficial ownership of all such shares, except to the extent of any pecuniary interest they may have therein.

 (8) The address of DAPHAM Partnership, L.P. is 462 Broadway, Second Floor, New York, New York 10013.

 (9) The address of the Douglas A.P. Hamilton 1997 GRAT is 900 Third Avenue, New York, New York 10022, and its trustee is Mr. Kim E. Baptiste.

(10) The name of CB Capital Investors, L.P. was changed to CB Capital Investors, LLC as part of an internal reorganization effective January 1, 2000. The address of CB Capital Investors, LLC is 380 Madison Avenue, 12th Floor, New York, New York 10017.

(11) The address of Mellon Ventures, L.P. is 5 Radnor Corporate Center, 100 Matsonford Road, Suite 170, Radnor, Pennsylvania 19087.

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2001 Annual Meeting of Shareholders and until their successors have been duly elected and qualified: Mr. S.P. Johnson IV; Mr. Frank A. Wojtek; Mr. Steven A. Webster; Mr. Douglas A.P. Hamilton; Mr. Paul B. Loyd, Jr.; Mr. Arnold L. Chavkin; and Mr. Christopher C. Behrens. The Board of Directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve, but if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, the persons designated as proxies in the enclosed proxy card, in the absence of contrary instructions, will in their discretion vote the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the Board of Directors. The affirmative vote of a plurality of the votes cast by holders entitled to vote in the election of directors at the Annual Meeting is required for the election of each nominee for director. Pursuant to the Shareholders Agreement dated December 15, 1999, the number of directors constituting the Board was set at seven.

NOMINEES

     The following sets forth information concerning the five nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of April 1, 2000, position with the Company and business experience during the past five years.

     S. P. Johnson IV, age 44, has served as the President, Chief Executive Officer and a director of the Company since December 1993. Prior to that time, he worked 15 years for Shell Oil Company. His managerial positions included Operations Superintendent, Manager of Planning and Finance and Manager of Development Engineering. Mr. Johnson is a Registered Petroleum Engineer and has a B.S. in Mechanical Engineering from the University of Colorado.

     Frank A. Wojtek, age 44, has served as the Chief Financial Officer, Vice President, Secretary, Treasurer and a director of the Company since 1993. In addition, from 1992 to 1997, Mr. Wojtek was the Assistant to the Chairman of the Board of Reading & Bates Corporation ("Reading & Bates", an offshore drilling company). Mr. Wojtek also holds the positions of Vice President and Secretary/Treasurer for Loyd & Associates, Inc. (a private financial consulting and investment banking firm). Mr. Wojtek held the positions of Vice President and Chief Financial Officer of Griffin-Alexander Drilling Company from 1984 to 1987, Treasurer of Chiles-Alexander International Inc. from 1987 to 1989 and Vice President and Chief Financial Officer of India Offshore Inc. from 1989 to 1992, all of which are companies in the offshore drilling industry. Mr. Wojtek is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Texas.

     Steven A. Webster, age 48, has been the Chairman of the Board of the Company since June 1997 and has been a director of the Company since 1993. Mr. Webster is a director and Vice Chairman of the Board of R&B Falcon Corporation ("R&B Falcon"), an offshore drilling company that was created by the merger of Falcon Drilling Company Inc. ("Falcon") and Reading & Bates. Mr. Webster was President, Chief Executive Officer and a director of R&B Falcon from December 1997 until May 1999 and was the Chairman and Chief Executive Officer of Falcon, an offshore drilling company, and its predecessor companies from 1988 until such merger in December 1997. Mr. Webster is a Managing Director of Global Energy Partners, an affiliate of Donaldson Lufkin & Jenrette's Merchant Banking Group, organized to make investments in energy-related companies. Mr. Webster is also a director of Grey Wolf, Inc. (an onshore drilling company), Crown Resources Corporation (a precious metals mining company) and Geokinetics, Inc. (a seismic acquisition and geophysical services company). He is a trust manager of Camden Property Trust (a real estate investment trust). Mr. Webster holds an M.B.A. degree from Harvard Business School and a B.S.I.M. degree from Purdue University.

     Christopher C. Behrens, age 39, has been a director of the Company since December 1999. Mr. Behrens is a General Partner of Chase Capital Partners, the private equity investment affiliate of Chase Manhattan

Capital Corporation. From 1990 to 1994, Mr. Behrens was a Vice President in The Chase Manhattan Corporation's Merchant Banking Group. Mr. Behrens is a director of The Pantry, Inc., Portola Packaging, Patina Oil & Gas Corporation, as well as various private companies.

     Arnold L. Chavkin, age 48, has been a director of the Company since December 1999. Mr. Chavkin has been General Partner of Chase Capital Partners since January 1992 and has served as the president of Chemical Investments, Inc. since March 1991. Mr. Chavkin is also a director of R&B Falcon, American Tower Corporation, Wireless One, Inc. and Patina Oil & Gas Corporation. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years.

     Douglas A. P. Hamilton, age 53, has been a director of the Company since 1993 and of R&B Falcon since December 1997 and was a director of Falcon from 1992 to 1997. Mr. Hamilton has since 1979 been the President of Anatar Investments, Inc., a diversified investment capital firm with active investments in oil and gas and offshore contract drilling and is a co-owner of the French Culinary Institute, a cooking school in New York City. Mr. Hamilton has a degree from the University of North Carolina and completed the PMD program at Harvard Business School.

     Paul B. Loyd, Jr., age 53, has been a director of the Company since 1993. Mr. Loyd is currently the President and Chief Executive Officer and Chairman of the Board of R&B Falcon. Mr. Loyd was Chairman of the Board and Chief Executive Officer of Reading & Bates from 1991 to 1997 and President of Reading & Bates from 1993 to 1997. Mr. Loyd has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company, from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. Mr. Loyd is also a director of Wainoco Oil Corporation. Mr. Loyd served as President of the Company from its inception in September 1993 until December 1993. Mr. Loyd holds an M.B.A. degree from Harvard Business School.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

     Directors not employed by the Company or any of its subsidiaries ("Outside Directors") received an annual retainer of $7,500 through December 31, 1998. Effective January 1, 1999, the Board of Directors suspended the payment of the retainer. Directors who are also employees of the Company receive no payment for serving as directors. All directors are reimbursed for travel and lodging expenses of attending meetings. Under the Company's Incentive Plan (the "Incentive Plan"), Messrs. Webster, Hamilton and Loyd, the then-current Outside Directors, were granted options to purchase 10,000 shares of Common Stock at an exercise price per share of $11.00 in connection with the Company's initial public offering in August 1997 (the "IPO"). Thereafter, each additional Outside Director will be automatically granted nonqualified options to purchase 10,000 shares of Common Stock on the date that person first becomes an Outside Director of the Company. On December 15, 1999 options to purchase 10,000 shares were granted to each of Messrs. Behrens and Chavkin at the price of $1.75 per share, the fair market value on the date of the grant. In addition, each Outside Director serving on the day after the date of the annual meeting of shareholders will automatically be granted options to purchase an additional 2,500 shares of Common Stock, subject to the availability for issuance of those shares under the Incentive Plan. During the fiscal year ended December 31, 1999, options to purchase 2,500 shares were granted to each of Messrs. Webster, Hamilton and Loyd at an exercise price per share of $1.8125. Each option granted to an Outside Director will (i) have a ten-year term, (ii) have an exercise price equal to the fair market value of a share of Common Stock on the date of grant and (iii) become exercisable in cumulative annual increments of one-third of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. Effective February 17, 2000, the Company issued new options in replacement for all previously outstanding director options that were "out of the money" on such date, and the prior "out of the money" options were terminated. The new director options have an exercise price of $2.25 per share, have a term of ten years from the date of grant and become exercisable in 33% increments in each of the three years following the date of grant. The repricing of the director options is subject to shareholder approval of the amendment to the Incentive Plan described in

Proposal 4. The options granted to Outside Directors in the fiscal year ended December 31, 1999 were not "out of the money" and therefore not repriced.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors of the Company held 3 meetings during the fiscal year ended December 31, 1999, and transacted business on 8 occasions during the fiscal year by unanimous written consent.

     The Board of Directors has an Audit Committee which, during the fiscal year ended December 31, 1999, consisted of Messrs. Wojtek, Hamilton and Loyd. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements, (iii) accounting policies and procedures and the Company's financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements, and reviews the fees charged for audits and for any nonaudit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee did not meet during fiscal 1999.

     The Board of Directors has a Compensation Committee which, during the fiscal year ended December 31, 1999, consisted of Messrs. Webster, Hamilton and Loyd. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans. The Compensation Committee held one meeting during fiscal 1999.

     Pursuant to the Shareholders Agreement (as defined in "Certain Transactions"), the Board of Directors will establish a Budget Committee, whose function is to consider matters relating to the Company's drilling program and the Company's budget and related matters. The Budget Committee's actions will be advisory only and not binding on the Board unless the Board decides otherwise.

     The Board of Directors does not have a standing Nominating Committee.

     Pursuant to the Shareholders Agreement (as defined in "Certain Transactions"), Mr. Chavkin was added to the Audit Committee and Mr. Behrens was added to the Compensation Committee. The Shareholders Agreement requires that one nominee of CB Capital Investors, LLC be a member of each committee of the Company.

     During the fiscal year ended December 31, 1999, each director attended at least 75% of the aggregate of the total number of Board of Directors' meetings and of meetings of committees of the Board of Directors on which he served.

     As described in "Certain Transactions" the parties to the Shareholders Agreement described therein have agreed to vote in favor of the election of Messrs. Behrens and Chavkin, who are the two nominees of CB Capital Investors, LLC.

SECTION 16(a) REPORTING DELINQUENCIES

     Section 16(a) of the Exchange Act requires that the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that during the fiscal year ended December 31, 1999, all reports required by
Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that Mr. Johnson was late in filing a Form 5 reporting the gift of 10,000 shares on December 22, 1999 and CB Capital Investors, LLC and Messrs. Behrens and Chavkin were each late in filing a Form 3.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual, long-term and total compensation for (i) the Company's Chief Executive Officer for the fiscal years ended December 31, 1999, 1998 and 1997 and (ii) its other three executive officers, for the fiscal years ended December 31, 1999, 1998 and 1997 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                        ANNUAL COMPENSATION                           ------------
NAME AND                              ------------------------      OTHER ANNUAL         STOCK           ALL OTHER
PRINCIPAL POSITION             YEAR     SALARY($)     BONUS($)   COMPENSATION($)(1)    OPTIONS(#)    COMPENSATION($)(2)
------------------             ----   --------------  --------   ------------------   ------------   ------------------
S.P. Johnson IV                1999   $200,375(3)          --       --                       --           $862.60
  President and Chief          1998   $210,000             --       --                       --           $ 2,615
  Executive Officer            1997   $187,500         $  500       --                  100,000           $ 3,000
Frank A. Wojtek                1999   $143,125(3)          --       --                       --           $874.60
  Chief Financial Officer,     1998   $150,000             --       --                   10,000           $ 2,573
  Vice President, Secretary    1997   $ 56,250         $  500       --                   40,000           $   750
  and Treasurer
George Canjar                  1999   $143,125(3)          --       --                   15,000           $874.60
  Vice President of            1998   $150,000             --       --                   25,000           $ 2,573
  Exploration and              1997   $132,000         $4,500       --                  138,825(4)        $ 2,430
  Development
Kendall A. Trahan              1999   $128,812.50(3)       --       --                   13,500           $821.76
  Vice President of Land       1998   $135,000             --       --                   25,000           $ 2,447
                               1997   $109,471         $  500       --                   83,295(4)        $ 1,350

---------------

(1) For the fiscal years 1997, 1998 and 1999, the Named Executives did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits which are not shown because the aggregate amount of such compensation, if any, for each Named Executive during each of those fiscal years did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for that Named Executive.

(2) For the fiscal year 1999, other compensation consists of contributions of $175, $250, $250, and $225 by the Company under its 401(k) plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively, and life insurance premiums of $687.60, $624.60, $624.60 and $596.76 for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively. For the fiscal year 1998, all other compensation consists of contributions of $2,195, $2,195, $2,195 and $2,195 by the Company under its 401(k) Plan for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively, and life insurance premiums of $420, $378, $378 and $252 for Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively.

(3) The Compensation Committee reduced each of the Named Executives' salaries by 10% effective February 1, 1999. However, in December 1999 50% of the portion of the salary that was reduced was paid to each Named Executive. On March 31, 2000, the remaining 50% of the portion of the salary that was reduced will be paid to each Named Executive, consisting of $9,625, $6,875, $5,875 and $6,187.50 to Mr. Johnson, Mr. Wojtek, Mr. Canjar and Mr. Trahan, respectively.

(4) As adjusted for the 521-for-1 stock split that occurred on June 5, 1997.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     In February 2000, the Company instituted a plan to "reprice" its options. The Company offered to issue options in replacement of all prior options held by the executive officers of the Company that were "out of the money" on February 17, 2000, subject to approval by the optionee. The new options have an exercise price of

$2.25 per share, have a term of ten years from the date of grant and become exercisable in 33% increments in each of the three years following the date of grant.

     The following table sets forth information with respect to stock options granted during fiscal 1999 to the Named Executives.

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUES AT ASSUMED
                                                                                            ANNUAL RATES OF
                         NUMBER OF      % OF TOTAL                                            STOCK PRICE
                         SECURITIES    OPTIONS/SARS                                        APPRECIATION FOR
                         UNDERLYING     GRANTED TO                                         OPTION TERM(1)(2)
                        OPTIONS/SARS   EMPLOYEES IN   EXERCISE PRICE                     ---------------------
NAME                      GRANTED      FISCAL YEAR     ($/SHARE)(1)    EXPIRATION DATE     5%($)      10%($)
----                    ------------   ------------   --------------   ---------------   ---------   ---------
S. P. Johnson IV......          0            0               --                 --            --          --
Frank A. Wojtek.......          0            0               --                 --            --          --
George Canjar.........     15,000          8.4%           $2.00            6/17/09        14,850      44,850
Kendall A. Trahan.....     13,500          7.5%           $2.00            6/17/09        13,365      53,865

---------------

(1) The exercise price of the options granted is equal to or greater than the market value of the Company's Common Stock on the date of grant.

(2) Potential realizable value of each grant assumes that the market price of the underlying security (based upon the value of the Common Stock on the date of grant) appreciates at annualized rates of 5% and 10% over the term of the award. Actual gains, if any, on stock option exercises are dependent on the future performance of Common Stock and overall market conditions. There can be no assurance that the amounts reflected on this table will be achieved.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the unexercised options to purchase the Common Stock held by the Named Executives at December 31, 1999. None of the Named Executives exercised any stock options during the fiscal year ended December 31, 1999.

                                                       NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                             SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                            ACQUIRED      VALUE     OPTIONS AT FISCAL YEAR-END       FISCAL YEAR-END($)(2)
                               ON        REALIZED   ---------------------------   ---------------------------
NAME                       EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                       -----------   --------   -----------   -------------   -----------   -------------
S. P. Johnson IV.........      --           --             --        100,000          --             --
Frank A. Wojtek..........      --           --             --         50,000          --             --
George Canjar............      --           --        138,825         40,000          --             --
Kendall A. Trahan........      --           --         83,295         38,500          --             --

---------------

(1) Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the date of exercise, multiplied by the number of shares underlying the options.

(2) Value of unexercised in-the-money options is calculated based upon the difference between the option price and the closing price of the Company's Common Stock at fiscal year-end, multiplied by the number of shares underlying the options. The closing price of the Company's Common Stock, as reported on the NASDAQ Stock Market on December 31, 1999, was $2.00.

As described above, in February 2000 the Company offered to reprice all "out of the money" options issued pursuant to the Incentive Plan and held by the Named Executives. As a result of this repricing, the new options granted in the repricing were unexercisable and, among other things, the exercise price of these new options was lower than the options they replaced. The options granted to Messrs. Canjar and Trahan during fiscal 1999 were not "out of the money" and therefore not repriced. The options granted to Messrs. Canjar and Trahan prior to the IPO that were not issued under the Incentive Plan, consisting of 138,825 and 83,295 underlying shares respectively, were not repriced.

CERTAIN TRANSACTIONS

  Repurchase of Preferred Stock

     On December 15, 1999, the Company consummated the transactions (the "Enron Repurchase") contemplated by the Stock and Warrant Purchase Agreement dated December 1, 1999 ("Enron Purchase Agreement") among the Company and Enron North America Corp. ("ENA"), Joint Energy Development Investments II Limited Partnership ("JEDI II") and Sundance Assets, L.P. ("Sundance") (ENA, JEDI II and Sundance, collectively, the "Enron Parties"). Such transactions included (i) the payment to the Enron Parties of an aggregate purchase price of $12,000,000 and other fees, (ii) the repurchase of all the outstanding shares of the Company's 9% Series A Preferred Stock, (iii) the repurchase of 750,000 previously outstanding warrants to purchase the Company's Common Stock held by the Enron Parties and (iv) the amendment of the terms of 250,000 warrants (the "Retained Enron Warrants") to purchase the Company's Common Stock retained by the Enron Parties. The exercise price of the Retained Enron Warrants was reduced from $11.50 per share to $4 per share as contemplated by the Enron Purchase Agreement.

  Sale of Common Stock, Notes and Warrants

     Also on December 15, 1999, the Company consummated the transactions (the "Financing") contemplated by a Securities Purchase Agreement dated December 15, 1999 (the "Securities Purchase Agreement") among the Company, CB Capital Investors, L.P. ("Chase"), Mellon Ventures, L.P. ("Mellon"), Paul B. Loyd, Jr., Douglas A.P. Hamilton and Steven A. Webster (excluding the Company, the "Investors"). Such transactions included (i) the payment by the Investors of an aggregate purchase price of $30,000,000, (ii) the sale of an aggregate of $22,000,000 principal amount of 9% Senior Subordinated Notes due 2007 (the "Notes") to the Investors, (iii) the sale of an aggregate of 3,636,364 shares of the Company's Common Stock for $2.20 per share to the Investors, (iv) the sale of warrants (the "Warrants") to purchase up to 2,760,189 shares of the Company's Common Stock (the "Warrant Shares") at the exercise price of $2.20 per share, subject to adjustments, to the Investors, (v) the execution of the Shareholders Agreement dated December 15, 1999 (the "Shareholders Agreement") among the Company, Chase, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., (vi) the execution and delivery of the Warrant Agreement dated December 15, 1999 (the "Warrant Agreement") among the Company, Chase, Mellon, Paul B. Loyd, Jr., Douglas A.P. Hamilton and Steven A. Webster, (vii) the execution of the Registration Rights Agreement dated December 15, 1999 ("Chase Registration Rights Agreement") among the Company, Chase and Mellon, (viii) the execution of the Amended and Restated Registration Rights Agreement dated December 15, 1999 ("Amended Founders Registration Rights Agreement") among the Company, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, S.P. Johnson IV, Frank A. Wojtek and DAPHAM Partnership, L.P., and (ix) the execution of a Compliance Sideletter dated December 15, 1999 among the Company, Chase and Mellon (the "Compliance Sideletter").

     In addition to providing for the foregoing transactions, the Securities Purchase Agreement provides that the Notes will be subordinated and subject in right of payment to the prior payment of the senior indebtedness of the Company, which includes but is not limited to certain indebtedness under the Company's senior credit facility with Compass Bank, certain indebtedness incurred pursuant to borrowing base limitations supported by the Company's oil and gas properties, certain purchase money indebtedness issued or incurred to finance consolidated capital expenditures, and certain indebtedness incurred pursuant to the financing of certain acquisitions or the development of the Company's oil and gas properties with proved reserves.

     The Warrants are exercisable at any time prior to the expiration date on December 15, 2007 for the purchase of an aggregate of 2,760,189 shares of Common Stock at an exercise price of $2.20 per share, subject to certain adjustments.

     Each Warrant may be exercised by cash payment or on a "cashless basis" by utilizing the average market price during the 4-day trading period preceding the date of exercise.

     The number and kind of Warrant Shares issued and the exercise price are subject to adjustment in certain circumstances, including (a) if the Company pays a dividend in Common Stock or distributes shares of its Common Stock, subdivides, splits or reclassifies its outstanding shares of Common Stock into a larger number of shares of Common Stock, or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (b) if the Company issues shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock for no consideration or for less than the market value (as specified in the Warrant) of the Common Stock, subject to certain exceptions, (c) if the Company distributes any of its equity securities (other than Common Stock or options) to the holders of the Common Stock on a pro rata basis, (d) if the Company engages in a consolidation, merger or business combination, sells all of its assets to another person or entity, or enters into certain capital reorganizations or reclassifications of the capital stock of the Company or (e) the Company takes certain other actions affecting its Common Stock.

     Chase required that the Company's outside directors, Messrs. Loyd, Hamilton and Webster, invest an aggregate of at least $3,000,000 in the Financing and each invested $1,000,000 in the Financing. As part of the Financing, an aggregate fee of $405,000 was paid to Chase and Mellon.

     Of the approximately $29,000,000 net proceeds of the Financing, $12,060,000 was used to fund the Enron Repurchase and related expenses, $2,025,000 was used to repay a bridge loan extended to the Company by its outside directors, $3,000,000 was used to repay other indebtedness, and the Company expects the remaining proceeds to be used to fund the Company's ongoing exploration and development program and general corporate purposes.

     Under the Shareholders Agreement each of S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership, L.P., Chase and Mellon (the "Shareholders") have agreed not to transfer shares of the Common Stock or the Warrants to a competitor of the Company and have agreed to cause certain transferees to be bound by the Shareholders Agreement.

     The Shareholders Agreement provides that so long as Chase owns at least 15% of the Common Stock of the Company (with percentage ownerships being determined as specified in the Shareholders Agreement), the Shareholders agree to vote their shares to cause the number of directors constituting the Board of Directors to be seven and to cause the election of two directors to be nominated by Chase. The Shareholders have agreed, so long as Chase owns at least 7.5% of the Common Stock (with percentage ownerships being determined as specified in the Shareholders Agreement) of the Company but less than 15%, to vote their shares to cause the number of directors constituting the Board of Directors to be seven and to cause the election of one director to be nominated by Chase. The Shareholders have also agreed if at any time after December 15, 2004, Chase then owns at least 15% of the Common Stock (with percentage ownerships being determined as specified in the Shareholders Agreement) that, unless there shall have occurred certain completed or proposed sale transactions involving the Company or there has occurred a specified minimum public float of Common Stock, then Chase has the right to designate two additional members to the Board and the size of the Board shall be increased accordingly. The Shareholders have agreed to vote their shares in accordance with such arrangement. The Company may, upon Board approval, increase the size of the Board by one additional member at any time after the first shareholders meeting following the Financing. If the Company at any other time increases the size of the Board of Directors, the Shareholders have agreed to take action, including the voting of their securities, to cause to be elected the number of directors nominated by Chase necessary to maintain the applicable proportion of directors nominated by Chase to the Board of Directors.

     Pursuant to the Shareholders Agreement, Messrs. Christopher Behrens and Arnold Chavkin were appointed to the Company's Board of Directors.

     For so long as Chase is entitled to designate a director, at least one such director is required to be a member of each committee of the Company's Board of Directors and the board of directors of any subsidiary of the Company. The Company has, in connection with the Shareholders Agreement, established a Budget Committee of the Board of Directors that will consider matters relating to the Company's drilling program, the Company's budget and related matters. In certain circumstances in which Chase is entitled to name a director and such directorship is vacant, Chase may instead appoint one or more Board observers in lieu of directors.

     The Company agreed to submit for approval by the Company's shareholders the matters described in Proposal 5 at the Company's next shareholders' meeting, and the Shareholders have agreed to vote their securities to approve such action.

     The Company agreed in the Shareholders Agreement to limit the maximum number of common stock equivalents issuable under the Company's equity incentive plans to 2.5 million shares and equivalents (including any shares and equivalents issued or issuable as of the date of the Shareholders Agreement).

     The Shareholders have also agreed in the Shareholders Agreement to cooperate with the Company in complying with the terms of the Compliance Sideletter (described below), including by voting in favor of actions taken to remedy certain regulatory problems.

     If S.P. Johnson IV, Frank A. Wojtek, Paul B. Loyd, Jr., Douglas A.P. Hamilton, Steven A. Webster, DAPHAM Partnership L.P. or certain transferees thereof (each a "Founder Shareholder") desires to make certain transfers of shares of Common Stock that are not Public Sales (as determined in the Shareholders Agreement), such Founder Shareholder must allow Mellon and any Shareholder who holds at least 10% of the Common Stock of the Company and is not a Founder Shareholder (collectively, the "Significant Shareholders") the option also to include shares in the transfer. If the prospective transferee is unwilling or unable to acquire all such shares, then the transferring Founder Shareholder may either cancel the proposed transfer or allocate on a proportional basis the number of shares the prospective transferee is willing to acquire among the transferring Founder Shareholder and the Significant Shareholders.

     Under the Shareholders Agreement, the Company has granted to the Significant Shareholders rights to purchase certain (i) equity securities, (ii) debt securities, (iii) options, warrants and other rights to acquire each of such securities and (iv) common stock equivalents convertible into or exchangeable for equity securities issuable by the Company, provided that securities issued pursuant to equity incentive plans, securities issued in certain public offerings, securities issued as consideration in a merger, business combination or acquisition, certain securities issued upon conversion of other securities, the Warrant Shares, and certain distributions of securities are all excluded from this right.

     The Shareholders Agreement terminates upon the first to occur of (a) notice of termination by holders of 50% of the shares held by Chase or Mellon (and certain of their transferees), (b) certain sale transactions involving the Company or (c) the time neither Chase nor Mellon (or certain of their transferees) owns more than 7 1/2% of the Common Stock.

     Additional information concerning the Notes, the Warrants, the Shareholders Agreement and the transactions relating to the Securities Purchase Agreement may be found in the Company's Current Report on Form 8-K dated December 15, 1999, including the exhibits to that document.

  Guarantee of Term Loan, Directors' Bridge Loan

     Douglas A.P. Hamilton, Paul B. Loyd, Jr. and Steven A. Webster, each of whom is a director of the Company, have guaranteed the term loan portion of the credit facility with Compass Bank. As of February 29, 2000, the total outstanding borrowings under the term loan were $7 million. These directors have also provided collateral, primarily in the form of marketable securities, to secure the borrowing base portion of the Company's credit facility. As of March 1, 2000, the aggregate amount of this collateral was approximately $5.5 million. This collateral was provided in connection with the deferral of principal payments due under the borrowing base facility until July 1, 1999. In consideration for providing such collateral, and to secure an incremental $700,000 advance made under the facility on September 20, 1999, the Company assigned such Directors an aggregate 1.0% overriding royalty interest proportionately reduced to the Company's interest in the Huebner #1 and Fondren Letulle #1 wells. In November 1999, Messrs. Hamilton, Webster and Loyd provided a bridge loan in the amount of $2,000,000 to the Company, secured by certain oil and natural gas properties. This bridge loan bore interest at 14% per annum. Also in consideration for the bridge loan, the Company assigned to Messrs. Hamilton, Webster and Loyd an aggregate 1.0% overriding royalty interest in the Huebner #1 and Fondren Letulle #1 wells (combined with the prior assignment, a 2% overriding royalty interest), a .8794% interest in Neblett #1 (N. La. Capita), a 1.0466% interest in STS 104-5 #1, a 1.544% interest in USX Hematite #1, a 2.0% interest in Huebner #2 and a 2.0% interest in Burkhart #1. On December 15, 1999 the bridge loan was repaid in its entirety with proceeds from the Financing.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns. The Company's executive compensation program is intended to provide competitive compensation levels and incentive pay levels that vary based on corporate and individual performance.

     There are three basic components to the Company's current compensation system: base pay; annual incentive compensation in the form of a cash bonus; and long-term equity-based incentive compensation. Each component is addressed in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, the Company analyzes data that includes information regarding the general oil and natural gas exploration and production industry.

     Actual individual awards and changes in remuneration to the individual executives are determined by the Compensation Committee. The Chief Executive Officer works with the Compensation Committee in the design of the plans and makes recommendations to the Committee regarding the salaries and bonuses of Company employees that report directly to him. Grants or awards of stock, including stock options, are individually determined and administered by the Compensation Committee.

     Base Pay. Base pay is designed to be competitive with salary levels for comparable executive positions at other oil and natural gas exploration and production companies and the Compensation Committee reviews such comparable salary information as one factor to be considered in determining the base pay for the Company's executive officers. Other factors the Compensation Committee considers in determining base pay for each of the executive officers are that officer's responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance. The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations and functions for which they are responsible. The Compensation Committee also considers the Company's earnings levels and progress in implementing its business strategy in establishing base salary increases for executives. The employment contracts of the executive officers provide that base pay is to be reviewed at least annually and will be increased at any time and from time to time, and that any increase will be substantially consistent with increases in base salary generally awarded in the ordinary course of business to executives of the Company. Primarily as a result of the negative effect on the Company's financial results of low oil and natural gas prices during 1998 and parts of 1999, each of the executive officers' base salary was reduced by 10%, effective February 1, 1999. As a result of the positive effect on the Company's financial results of higher oil and natural gas prices and increased oil and gas production levels and the increased liquidity of the Company at the end of 1999, the 10% reduction in salary was removed and 50% of the value of the reduction was paid to each of the executive officers in December 1999 and the other 50% will be paid on March 31, 2000.

     Annual Bonus. The annual bonus is determined by the Compensation Committee. The employment contracts with the executive officers contemplate annual bonus awards in an amount comparable to the annual bonus of other Company executives, taking into account the individual's position and responsibilities. In addition, Mr. Canjar receives certain overriding royalty interests on prospects he generates as a further incentive in his role as Vice President of Exploration and Development. In light of the removal of the 10% salary reduction and the payment to each executive officer of 50% of the amount of such reduction in December 1999, and the planned payment of the other 50% on March 31, 2000, no bonuses were awarded to the Named Executives in 1999.

     Long-Term Equity-Based Compensation. To date, the Company has relied primarily upon stock option awards to provide long-term incentives for executives. Prior to the Company's IPO, the shareholders and the Board of Directors of the Company approved the Company's Incentive Plan. The objectives of the Incentive

Plan are to (i) attract and retain the services of key employees, qualified independent directors and qualified consultants and other independent contractors and (ii) encourage a sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company. Long-term equity-based compensation is tied to shareholder return.

     Under the Company's Incentive Plan, long-term incentive compensation consists of stock options, which generally have a ten-year term and vest in 33% increments in each of the three years following the date of the grant. The exercise price of stock options granted is equal to or greater than the fair market value of the Common Stock on the date of grant; accordingly, executives receiving stock options are rewarded only if the market price of the Common Stock appreciates. Stock options are thus designed to align the interests of the Company's executives with those of its shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and each shareholder's return.

     On June 17, 1999, the Compensation Committee granted options to purchase 15,000 shares and 13,500 shares to Mr. Canjar and Mr. Trahan, respectively, at an exercise price per share of $2.00. These options have a ten-year term and vest in 33% increments in each of the three years following the date of the grant.

     The Company may periodically grant new options to provide continuing incentive for future performance. In making the decision to grant additional options, the Compensation Committee would expect to consider factors such as the size of previous grants and the number of options held. In determining whether to grant executive officers stock options under the Plan, the Compensation Committee considers factors, including that executive's current ownership stake in the Company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options would encourage the executive to remain with the Company and the value of the executive's service to the Company.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a company's chief executive officer and each of its other four most highly compensated executed officers. All options granted under the Company's Incentive Plan in fiscal year 1999 are intended to qualify for an exemption from the application of Section 162(m) of the Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options.

     Compensation of the Chief Executive Officer. The Compensation Committee based the compensation of the Company's Chief Executive Officer, Mr. Johnson, on the same considerations described above for other executive officers. Consistent with its decision not to award bonuses to the other executive officers, the Compensation Committee determined not to award Mr. Johnson a bonus during 1999. Like the other executive officers, Mr. Johnson's base salary was reduced by 10%, effective February 1, 1999. As a result of the positive effect on the Company's financial results of higher oil and natural gas prices and increased oil and gas production levels and the increased liquidity of the Company at the end of 1999, the 10% reduction in Mr. Johnson's salary was removed and 50% of the value of the reduction was paid to him in December 1999 and the other 50% will be paid on March 31, 2000.

     The Compensation Committee determined not to make additional option grants in 1999 to Mr. Johnson because of his prior option grants and because of his current ownership of Common Stock.

     Executive compensation is an evolving field. The Compensation Committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the Committee reserves the right to alter its approach in response to changing conditions.

                                            The Compensation Committee

                                            Steven A. Webster
                                            Douglas A.P. Hamilton
                                            Paul B. Loyd, Jr.

EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with each executive officer listed below. While the employment agreements were not amended, each of the officers' base salary was reduced by 10%, effective February 1, 1999. As of December 1999, that reduction is no longer in effect. The following chart shows the annual base salaries that the executive officers listed therein are currently being paid by the Company.

NAME AND CURRENT POSITION                                      ANNUAL SALARY
-------------------------                                      -------------
S. P. Johnson IV............................................     $210,000
  President and Chief Executive Officer
Frank A. Wojtek.............................................     $150,000
  Chief Financial Officer
George Canjar...............................................     $150,000
  Vice President of Exploration and Development
Kendall A. Trahan...........................................     $135,000
  Vice President of Land

     Each of the employment agreements also provided for the initial grants of stock options for Messrs. Johnson and Wojtek and revisions to previously granted stock options for Messrs. Canjar and Trahan. The agreement with Mr. Canjar also includes a provision that entitles him to an undivided 0.5% overriding royalty interest, proportionately reduced to the Company's working interest, in all oil, gas and other minerals that may be produced and saved from prospects generated by Mr. Canjar.

     Each of the employment agreements of Mr. Johnson, Mr. Wojtek, Mr. Trahan and Mr. Canjar has an initial three-year term provided that at the end of the second year of such initial term and on every day thereafter, the term of each such employment agreement will automatically be extended for one day, such that the remaining term of the agreement shall never be less than one year. Under each agreement, both the Company and the employee may terminate the employee's employment at any time. Upon termination of employment on account of disability or if employment is terminated by the Company for any reason (except under certain limited circumstances defined as "for cause" in the agreement), or if employment is terminated either (x) by the employee subsequent to a change of control (as defined and including certain terminations prior to a change of control if caused by a person involved in precipitating a change of control) or
(y) by reason of death during a sixty day period following the elapse of one year after such a change of control ("window period") or with good reason (as defined), under the agreement the employee will generally be entitled to (i) an immediate lump sum cash payment equal to 150% (375% if termination occurs after a change of control) of his annual base salary that would have been payable for the remainder of the term of the applicable agreement discounted at 6%, (ii) continued participation in all the Company's welfare benefit plans and continued life insurance and medical benefits coverage and (iii) the immediate vesting of any stock options or restricted stock previously granted to such employee and outstanding as of the time immediately prior to the date of his termination, or, at the sole discretion of the employee, a cash payment (the "Cash Election") in lieu thereof as more fully described in the next sentence, provided that the Performance Shares vest only if the termination of employment is by the employee with good reason or during a window period or is by the Company without cause. In the event of a Cash Election, the employee will receive in exchange for any or all compensatory awards that are either denominated in or payable in Common Stock, including options and restricted stock, an amount in cash equal to the excess of (x) the highest price per share (as defined below) over (y) the exercise or purchase price, if any, of such awards. The Term "Highest Price Per Share" generally means the highest price per share that can be determined to have been paid or agreed to be paid for any share of Common Stock by certain classes of persons, including (1) a beneficial owner of 10% or more of the outstanding voting stock of the Company and (2) a person who has any material involvement in proposing or effectuating a change of control (as defined). If employment terminates due to death of the employee and other than in a window period, the Company will pay a sum equal to the amount of the employee's annual base salary for the remaining term of the agreement, reduced by the amount payable under any life insurance policies to the extent that such amounts are attributable to premiums paid by the Company. The salaries in each of these agreements are subject to periodic review and provide for increases consistent with increases in base salary generally awarded to other executives of the Company. Each agreement entitles the employee to participate in all of the Company's incentive, savings, retirement and welfare benefit plans in which other executive officers of the Company participate. The agreements each provide for an annual bonus in an amount comparable to the annual bonus of other Company executives, taking into account the individual's position and responsibilities.

PERFORMANCE GRAPH

     The following graph presents a comparison of the yearly percentage change in the cumulative total return on the Common Stock over the period from August 6, 1997, the date of the Company's initial public offering, to December 31, 1999, with the cumulative total return of the S&P 500 Index and of the American Stock Exchange Natural Resource Industry Index of publicly traded companies over the same period. The graph assumes that $100 was invested on August 6, 1997, in the Common Stock at its initial public offering price of $11.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

     The graph is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future financial performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                     AMONG CARRIZO OIL & GAS, INC., THE S&P
                        500 INDEX AND THE AMERICAN STOCK
                           EXCHANGE NATURAL RESOURCE
                                 INDUSTRY INDEX

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------
                                                                S & P         AMEX       C O & G
---------------------------------------------------------------------------------------------------
 08/06/97                                                        100          100          100
 09/30/97                                                         99          107          136
 12/31/97                                                        101           91           73
 03/31/98                                                        115           84           66
 06/30/98                                                        118           75           50
 09/30/98                                                        106           64           25
 12/31/98                                                        128           59           13
 03/31/99                                                        134           65           10
 06/30/99                                                        143           74           18
 09/30/99                                                        134           79           18
 12/31/99                                                        183           80           18

 * $100 Invested on August 6, 1997 in Stock or Index (Including Reinvestment of Dividends).

                                   PROPOSAL 2

          AMEND INCENTIVE PLAN TO INCREASE NUMBER OF AVAILABLE SHARES

DESCRIPTION OF THE INCENTIVE PLAN

     At the time of its initial public offering, the Company adopted the Incentive Plan. The objectives of the Incentive Plan are to:

     - attract and retain the services of key employees, qualified directors and qualified consultants and other independent contractors; and

     - encourage the sense of proprietorship in and stimulate the active interest of those persons in the development and financial success of the Company by making awards ("Awards") designed to provide participants in the Incentive Plan with proprietary interest in the growth and performance of the Company.

     The Company originally reserved 1,000,000 shares of Common Stock for use in connection with the Incentive Plan. Persons eligible for Awards are (i) employees holding positions of responsibility with the Company and whose performance can have a significant effect on the success of the Company, (ii) Non-employee Directors and (iii) certain non-employee consultants and other independent contractors. As described in "Certain Transactions" the Company has agreed in the Shareholders Agreement to limit the maximum number of common stock equivalents issuable under the Company's equity incentive plans to 2.5 million shares and equivalents (including any shares and equivalents issued or issuable as of the date of the Shareholders Agreement without the consent of certain parties to that Agreement).

     As of February 29, 2000, options under the Incentive Plan had been granted to 27 employees and directors of the Company to purchase a total of approximately 605,000 shares of Common Stock at an exercise price per share not less than fair market value on the date of grant (the initial public offering price to the public in the case of options awarded in connection with the initial public offering). As of February 29, 2000, there were only 395,000 shares available for issuance under the Plan. If the shareholders vote in favor of the proposal set forth herein, an additional 500,000 shares of Common Stock will be available for issuance under the Plan. The proposed increase in the number of authorized shares available under the Plan is equal to approximately 3.6% of the currently outstanding Common Stock. Shares of Common Stock issued under the Plan may be treasury shares or authorized but unissued shares. The number of shares available under the Plan are to be adjusted in the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a stock dividend or other stock split. As of February 29, 2000, approximately 29 employees were eligible for Awards under the Incentive Plan.

     The Compensation Committee of the Company's Board of Directors (the "Committee") administers the Incentive Plan and has broad power to take actions thereunder, to interpret the Incentive Plan and to adopt rules, regulations and guidelines for carrying out its purposes. With respect to Awards to employees and independent contractors, the Committee may, in its discretion, among other things, extend or accelerate the exercisability of, accelerate the vesting of or eliminate or make less restrictive any restrictions contained in any Award, waive any restriction or other provision of the Incentive Plan or in any Award or otherwise amend or modify any Award in any manner that is either (i) not adverse to that participant holding the Award or (ii) consented to by that participant. The Committee also may delegate to the chief executive officer and other senior officers of the company its duties under the Incentive Plan. In recent times, any action taken with respect to executive officers or directors of the Company has also been approved by the entire board.

     The Board of Directors may amend, modify, suspend or terminate the Incentive Plan for the purpose of addressing any changes in legal requirements or for any other lawful purpose, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of such participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any

Award then outstanding (unless the holder of such Award consents) or to the extent shareholder approval is otherwise required by applicable legal requirements. The Board of Directors may make certain adjustments in the event of any subdivision, split or consolidation of outstanding shares of Common Stock, any declaration of a stock dividend payable in shares of Common Stock, any recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, any adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends).

     Awards to employees and independent contractors may be in the form of (i) rights to purchase a specified number of shares of Common Stock at a specified price not less than that of the fair market value on the date of grant ("Options"), (ii) rights to receive a payment, in cash or Common Stock, equal to the fair market value or other specified value of a number of shares of Common Stock on the rights exercise date over a specified strike price, (iii) grants of restricted or unrestricted Common Stock units denominated in Common Stock, (iv) grants denominated in cash and (v) grants denominated in cash, Common Stock, units denominated in Common Stock or any other property which are made subject to the attainment of one or more performance goals ("Performance Awards"). Subject to certain limitations, the Committee has the authority to determine the other terms, conditions and limitations of Awards under the Incentive Plan. An Option may be either an incentive stock option ("ISO") that qualifies, or a non-qualified stock option ("NSO") that does not qualify, with the requirements of Sections 422 of the Code; provided, that independent contractors cannot be awarded ISOs. The Committee will determine the employees and independent contractors to receive Awards and the terms, conditions and limitations applicable to each such Award, which conditions may, but need not, include continuous service with the Company, achievement of specific business objectives, attainment of specified growth rates, increases in specified indices or other comparable measures of performance. Performance Awards may include more than one performance goal, and a performance goal may be based on one or more business criteria applicable to the grantee, the Company as a whole or one or more of the Company's business units and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity or assets or decrease in costs.

ALLOCATION OF SHARES PROPOSED TO BE AUTHORIZED; CUMULATIVE GRANTS UNDER THE PLAN

     The allocation of the 500,000 shares proposed to be authorized for issuance under the Incentive Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Compensation Committee in its sole discretion, subject to applicable provisions of the Incentive Plan. The following table summarizes certain information covering cumulative options granted, before consideration of forfeitures and exercises, pursuant to the Incentive Plan to each executive officer, each nominee for election as director, each person who has received 5% of the options reserved for issuance, all current executive officers as a group, and all current employees, including all current officers who are not executive officers, as a group, from inception of the Incentive Plan through February 29, 2000. The information in the table assumes that the repricing of the "out of the money" options offered by the Company has been approved by each option holder and that the shareholders have approved the amendment to the Incentive Plan in Proposal 4.

                       DESCRIPTION OF THE INCENTIVE PLAN
                SUMMARY OF OPTION GRANTS AS OF FEBRUARY 29, 2000

                                                             CUMULATIVE OPTIONS    AVERAGE PER SHARE
NAME                                                             GRANTED(1)         EXERCISE PRICE
----                                                         ------------------    -----------------
S. P. Johnson IV...........................................       100,000                $2.25
Frank A. Wojtek............................................        50,000                $2.25
George Canjar..............................................        40,000(2)             $2.25
Kendall A. Trahan..........................................        38,500(2)             $2.25
Steven A. Webster..........................................        15,000                $2.18
Douglas A. P. Hamilton.....................................        15,000                $2.18
Paul B. Loyd, Jr. .........................................        15,000                $2.18
Arnold L. Chavkin..........................................        10,000                $1.75
Christopher C. Behrens.....................................        10,000                $1.75
J. Brad Fisher.............................................        50,000                $2.25
All executive officers as a group..........................       228,500                $2.25
All current non-executive directors........................        65,000                $2.05
All other current employees as a group.....................       237,283                $2.11

---------------

(1) Reflects options granted since adoption of the Plan through February 29, 2000.

(2) Mr. Canjar and Mr. Trahan were granted 138,825 and 83,295 options, respectively, prior to the adoption of the Incentive Plan that are not included in the Shares authorized under the Incentive Plan.

     Shares currently available for option awards under the Incentive Plan qualify for an exemption from the application of Section 162(m) of Code, thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to the exercise of such options, regardless of the
Section 162(m) limit of $1 million per covered executive. Approval of the amendment to the Plan by shareholders will allow future grants of the additional 500,000 authorized shares, to also preserve such deductibility.

     As of February 29, 2000, the last reported sales price of Common Stock on the Nasdaq National Market was $2.97.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the general rules of present federal income tax law relating to the tax treatment of stock awards, ISOs and NSOs issued under the Incentive Plan. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the particular circumstances of a participant under the Incentive Plan.

STOCK AWARDS AND RELATED TAX PAYMENTS

     Under the Code, federal income tax consequences with respect to a stock award depend on the facts and circumstances of each stock award and, in particular, the nature of the restrictions imposed with respect to the shares which are the subject of the stock award. In general, if shares which are the subject of the stock award are actually issued to a participant, but are subject to a "substantial risk of forfeiture" (for example, if rights to ownership of the shares are conditioned upon the future performance of substantial services by the participant), a taxable event generally occurs only when the risk of forfeiture lapses. At such time as the substantial risk of forfeiture lapses, the participant will realize ordinary income to the extent of the excess of the fair market value of the shares on the date the risk of forfeiture lapses over the participant's cost for such shares (if any), and the same amount is then deductible by the Company as compensation expense. If the restrictions with respect to the shares that are the subject of such stock award, by their nature, do not subject the key employee to a "substantial risk of forfeiture" of the shares, then the participant will realize ordinary income with respect to the shares to the extent of the excess at the time of the grant of the fair market value of the shares over the participant's cost; and the same amount is then deductible by the Company. If no shares are actually issued to the participant at the time the stock award is granted, the participant will generally realize ordinary income at the time the participant receives shares free of any substantial risk of forfeiture, and the amount of such income will be equal to the fair market value of the shares at such time over the participant's cost, if any; and the same amount is then deductible by the Company. The Company's deductions for compensation paid under the Incentive Plan are in all cases subject to certain applicable tax law limitations.

OPTIONS

     Some of the options issuable under the Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code, while other options granted under the Incentive Plan may be NSOs. The Code provides for tax treatment of stock options qualifying as ISOs that may be more favorable to participants than the tax treatment accorded NSOs. Generally, upon the exercise of an ISO, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the ISO and the fair market value of the stock at the time of exercise is an addition to income in determining alternative minimum taxable income and such amount may be sufficient in amount to subject the optionee to the alternative minimum tax. On the sale of shares acquired by exercise of an ISO (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, upon the exercise of an NSO, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the then-fair market value of the shares on the date of exercise and the exercise price. Upon any sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the NSO will be treated generally as capital gain or loss. No deduction is available to the Company upon the grant or exercise of an ISO (although a deduction may be available if the participant disposes of the shares so purchased before the applicable holding periods expire), whereas, upon exercise of an NSO, the Company is entitled to a deduction in an amount equal to the income recognized by the participant. Except with respect to death or disability, an optionee has three months after termination of employment in which to exercise an ISO and retain favorable tax treatment at exercise.

OTHER

     In general, a federal income tax deduction is allowed to the Company in an amount equal to the ordinary income recognized by a participant with respect to awards under the Incentive Plan, provided that such amount constitutes an ordinary and necessary business expense of the Company, that such amount is reasonable and that the Company satisfies any withholding obligation with respect to such income.

     A copy of the Incentive Plan has been filed with the SEC as Exhibit 10.1 to the Company's Registration Statement on Form S-1 (Registration No. 333-29187).

BOARD RECOMMENDATION

     The Board believes that the amendment of the Incentive Plan is in the best interest of the Company and its shareholders. THE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT, AND IT IS INTENDED THAT THE PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED. Since the amendment will increase the number of shares available for issuance under the Incentive Plan to all directors and executive officers of the Company, each of the directors and executive officers of the Company has an interest in and may benefit from the adoption of the amendment. Approval of the amendment to the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the amendment. Accordingly, abstentions and broker non-votes will not be included in the tabulation of votes cast on this matter.

                                   PROPOSAL 3

                 AMEND INCENTIVE PLAN TO PROVIDE THAT DIRECTORS
                   MAY RECEIVE INDEPENDENT CONTRACTOR AWARDS

     To further the objectives of the Incentive Plan to retain the services of key qualified directors, the Board recommends the approval of an amendment to the definition in the Incentive Plan of "Independent Contractor". The Incentive Plan currently provides that awards may be granted to Independent Contractors. The definition of Independent Contractor, however, excludes Employee Directors and Nonemployee Directors. The Board has proposed that this definition be amended and the exclusion removed, so that the Company may grant independent contractor awards to Employee Directors or Nonemployee Directors.

     The Board granted an award of options to purchase 100,000 shares to Mr. Webster, that was conditioned upon shareholder approval of the amendment to the Incentive Plan to allow directors to receive independent contractor awards. The exercise price of the option is $2.25. The option has a term of ten years from the date of grant, and the option becomes exercisable in 33% increments in each of the three years following the date of grant. The primary purpose of the plan amendment is to facilitate the award to Mr. Webster, however, the amendment would allow for additional future grants to directors. The grant was made to Mr. Webster to take into account his increased availability for consultation by the Company's executives, his expanded role in the oversight of the Company's activities and to take into account that the Board expects that the time expended by Mr. Webster in these roles will likely exceed that of other Nonemployee Directors. Information regarding Mr. Webster's share ownership, prior option grants, compensation as a director, and certain transactions with the Company may be found in the descriptions of Proposal 1 and Proposal 2 above.

     If the amendment is approved, Mr. Webster will be granted an option award to purchase 100,000 shares of Common Stock in consideration for taking on an increasingly active role in the oversight and management of the day to day operations of the Company.

     The Board believes that the amendment of the Incentive Plan to provide that directors may receive independent contractor awards is in the best interest of the Company and its shareholders. THE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT, AND IT IS INTENDED THAT THE PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED. Since the amendment extends the independent contractor awards to all directors of the Company, each of the directors of the Company has an interest in and may benefit from the adoption of the amendment. Approval of the amendment to the Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the amendment. Accordingly, abstentions and broker nonvotes will not be included in the tabulation of votes cast on this matter.

                                   PROPOSAL 4

          AMEND INCENTIVE PLAN TO CONFIRM THAT THE BOARD OF DIRECTORS
                 MAY GRANT OPTIONS TO DIRECTORS IN REPLACEMENT
                    OF PRIOR GRANTS OF OPTIONS TO DIRECTORS

     In connection with the general repricing of "out of the money" options previously granted under the Incentive Plan, the Board recommends the approval of an amendment to the Incentive Plan clarifying that Director Options (as defined in the Incentive Plan) may be granted by the Board of Directors in replacement of any prior grants of Director Options under the Incentive Plan. This amendment is being made in order to facilitate the repricing of the Director Options.

     Prior to the repricing, Messrs. Webster, Hamilton and Loyd each held options to purchase 10,000 shares at the exercise price of $11.00 per share, and options to purchase 2,500 shares at the exercise price of $6.4375 per share. Subject to the approval of this proposal, these option grants will be repriced at the exercise price of $2.25 per share. These directors also have "in the money" options that will not be repriced.

     The Board believes that the amendment of the Incentive Plan to confirm that the Board of Directors may grant Director Options in replacement of any prior grants of Director Options under the Incentive Plan is in the best interest of the Company and its shareholders. THE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT, AND IT IS INTENDED THAT THE PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED. Since the amendment confirms that options held by Messrs. Webster, Hamilton and Loyd may be repriced along with other options previously granted under the Incentive Plan, each of Messrs. Webster, Hamilton and Loyd has an interest in and may benefit from the adoption of the amendment. Approval of the amendment will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the amendment. Accordingly, abstentions and broker nonvotes will not be included in the tabulation of votes cast on the matter.

                                   PROPOSAL 5
           APPROVAL OF ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK
                          UNDER CERTAIN CIRCUMSTANCES

     The Nasdaq National Market, on which shares of the Common Stock are admitted for trading, requires that a listed company obtain shareholder approval for any transaction which could result in the issuance of shares in excess of 20% of the number of shares of any class of listed security outstanding immediately prior to issuance for less than market value at the time of the original sale of securities.

     Pursuant to the Securities Purchase Agreement, the Company issued 3,636,364 shares of Common Stock and Warrants to purchase 2,760,189 shares of Common Stock. The antidilution provisions of the Warrants provide that the number and kind of Warrant Shares issued and the exercise price are subject to adjustment in certain circumstances, including (a) if the Company pays a dividend in Common Stock or distributes shares of its Common Stock, subdivides, splits or reclassifies its outstanding shares of Common Stock into a larger number of shares of Common Stock, or combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, (b) if the Company issues shares of Common Stock or securities exercisable or exchangeable for or convertible into shares of Common Stock for no consideration or for less than the market value (as specified in the Warrant) of the Common Stock, subject to certain exceptions, (c) if the Company distributes any of its equity securities (other than Common Stock or options) to the holders of the Common Stock on a pro rata basis, (d) if the Company engages in a consolidation, merger or business combination, sells all of its assets to another person or entity, or enters into certain capital reorganizations or reclassifications of the capital stock of the Company or (e) the Company takes certain other actions affecting its Common Stock. Because of the Nasdaq National Market's 20% limitation, the Company may not, upon exercise of the Warrants, issue a number of shares equal to or greater than 2,075,000 shares of Common Stock (20% of the number of shares outstanding prior to the consummation of the transactions under the Securities Purchase Agreement) at a price less than $1.73 per share of Common Stock (the five day average of the closing sales price of the Common Stock on the closing of the Securities Purchase Agreement), unless the shareholders of the Company vote to approve the issuance of the Warrants, the Warrant Shares and the Common Stock.

     The Board believes that the approval of the issuance of additional shares of Common Stock under the circumstances described above is in the best interest of the Company and its shareholders. If this proposal is not approved by shareholders, then under the terms of the Warrant Agreement the Company may not enter into any transaction which would result in an antidilution adjustment that would cause the Warrants to become exercisable for a number of shares equal to or greater than 2,075,000 shares of Common Stock at a price less than $1.73 per share of Common Stock. The Board believes that the Company should evaluate future transactions on the basis of what is in the best interest of the Company at that time. It therefore believes that it is preferable for the Company to have the flexibility to enter into any such transaction without the need to comply with the contractual restriction under the Warrant Agreement. THE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK UNDER THESE CIRCUMSTANCES, AND IT IS INTENDED THAT THE PROXIES NOT MARKED TO THE CONTRARY WILL BE SO VOTED. Since all the directors other than Mr. Johnson and Mr. Wojtek hold Warrants or are affiliated with entities that hold Warrants that would be affected by the approval of this proposal, each other director of the Company has an interest in and may benefit from the adoption of the proposal. Approval of the proposal will require the affirmative vote of a majority of the shares of Common Stock cast with respect to the consideration of the proposal. Accordingly, abstentions and broker nonvotes will not be included in the tabulation of votes cast on this matter.

     As described under "Certain Transactions -- Sale of Common Stock, Notes and Warrants", certain parties to the Shareholders Agreement described therein have agreed to vote in favor of this proposal.

                                   PROPOSAL 6
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, and recommends the approval of the appointment of, Arthur Andersen LLP, who have been the Company's auditors since 1997, as independent public accountants for the fiscal year ending December 31, 2000. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Unless shareholders specify otherwise in the proxy, proxies solicited by the Board of Directors will be voted by the persons named in the proxy at the Annual Meeting to ratify the selection of Arthur Andersen LLP as the Company's auditors for 2000. The affirmative vote of a majority of the votes cast at the Annual Meeting will be required for ratification.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

OTHER BUSINESS

     As of the date of this proxy statement, the Board of Directors is not informed of any other matters, other than those above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Rule 14a-8 under the Securities Exchange Act of 1934, as amended, addresses when a company must include a shareholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders must be received by the Company no later than December 30, 2000. However, if the date of the 2001 Annual Meeting of Shareholders changes by more than 30 days from the date of the 2000 Annual Meeting of Shareholders, the deadline is a reasonable time before the Company begins to print and mail its proxy materials, which deadline will be set forth in a Quarterly Report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

     If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in the Company's Bylaws. The Company's Bylaws provide generally that shareholders who wish to nominate directors or to bring business before a shareholders' meeting must notify the Company and provide certain pertinent information at least 80 days before the meeting date (or within ten days after public announcement pursuant to the Bylaws of the meeting date, if the meeting date has not been publicly announced more than 90 days in advance). If the date of the 2001 Annual Meeting of Shareholders is the same as the date of the 2000 Annual Meeting of Shareholders, shareholders who wish to nominate directors or to bring business before the 2001 Annual Meeting of Shareholders must notify the Company no later than February 29, 2001.

                                            By Order of the Board of Directors

                                            /s/ FRANK A. WOJTEK

                                            Frank A. Wojtek,
                                            Secretary

Dated: April 27, 2000
Houston, Texas

P                            CARRIZO OIL & GAS, INC.
R
O              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
Y                                  MAY 19, 2000

    The undersigned hereby appoints S. P. Johnson IV and Frank A. Wojtek, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Carrizo Oil & Gas, Inc. (the "Company") to be held on Friday, May 19, 2000, at the Houston Marriott Westside, 13210 Katy Freeway, Houston, Texas, at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4, 5, 6 AND 7.

    The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.


1. ELECTION OF DIRECTORS, NOMINEES:
   S.P. Johnson IV; Frank A. Wojtek; Steven A. Webster; Douglas A.P. Hamilton; Paul B. Loyd, Jr.; Christopher C. Behrens; and Arnold L. Chavkin as directors, except as indicated below.

                [ ]  FOR        [ ]  WITHHELD

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


2. APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN


3. APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN ALLOWING DIRECTORS TO RECEIVE OPTIONS WHEN ACTING AS INDEPENDENT CONTRACTORS.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN


4. APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN CONFIRMING THAT THE BOARD OF DIRECTORS MAY GRANT OPTIONS TO DIRECTORS IN REPLACEMENT OF PRIOR OPTION GRANTS TO DIRECTORS.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN

5. APPROVAL OF THE ISSUANCE OF TWENTY PERCENT (20%) OR MORE OF THE COMPANY'S COMMON STOCK UPON THE EXERCISE OF CERTAIN PREVIOUSLY ISSUED WARRANTS TO PURCHASE COMMON STOCK OF THE COMPANY, WHICH APPROVAL IS NECESSARY IN ORDER TO COMPLY WITH THE CORPORATE GOVERNANCE RULES OF THE NASDAQ NATIONAL MARKET.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN


6. APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                [ ]  FOR        [ ]  AGAINST        [ ]  ABSTAIN


7. With discretionary authority as to such other matters as may properly come before the meeting.


                                         Date: ___________________________, 2000


                                               ___________________________
                                                        (Signature)

                                               ___________________________
                                                        (Signature)

                                               Sign exactly as name appears
                                               hereon.

                                               (Joint owners should each sign.
                                               When signing as attorney,
                                               executor, officer, administrator,
                                               trustee, or guardian, please give
                                               full title as such.)


             PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY,
                          USING THE ENCLOSED ENVELOPE.